ULTRA SERIES FUND
                             SUBSCRIPTION AGREEMENT

ULTRA SERIES FUND, a business trust organized under the laws of the Commonwealth of Massachusetts ("Trust"), and CUMIS INSURANCE SOCIETY, INC. ("CUMIS"), a stock insurance company domiciled in the state of Iowa with its principal office located in Madison, Wisconsin, agrees as follows:

1. OFFER AND PURCHASE.

The Trust offers to CUMIS, and CUMIS agrees to purchase $1,000 of Class II shares ("Shares") of each of the series of the Trust. CUMIS acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from CUMIS of an aggregate of $18,000 in full payment for the Shares.

2. REPRESENTATION BY CUMIS.

CUMIS represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

3. FILING OF CERTIFICATE OF TRUST.

The Trust represents that a copy of its Certificate of Trust dated November 1, 1983, as amended from time to time, is on file with the Secretary of State of the Commonwealth of Massachusetts. The Trust represents a copy of its Amended and Restated Declaration of Trust dated May 1, 2009, as amended from time to time, is maintained by the Trust.

4. LIMITATION OF LIABILITY.

The Trust and CUMIS agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

5. NO RIGHT OF ASSIGNMENT.

CUMIS' right under this Agreement to purchase the Shares is not assignable.

6. DATES.

This Agreement will become effective as May 1, 2009, such later date as the federal registration statement for Class II shares is effective or such other date as the parties agree.

(Signature page follows.)

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 28 day of February, 2009.

                                      ULTRA SERIES FUND

                                      By: /s/ David P. Marks
                                          --------------------------------------
                                      Name: David P. Marks
                                      Title: President

ATTEST:

/s/ Diane M. Fisher
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                                      MEMBERS CAPITAL ADVISORS, INC.

                                      By: /s/ John W. Petchler
                                          --------------------------------------
                                      Name: John W. Petchler
                                      Title: Vice President

ATTEST:

/s/ Diane M. Fisher
--------------------------------------

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